EXHIBIT 99

Everett Tackett	Dan Martin

Director Public Relations	Director Investor Relations

ON Semiconductor	ON Semiconductor

(602) 244-4534	(602) 244-4905

ON Semiconductor Updates First Quarter Estimates

PHOENIX, Ariz. – March 8, 2001 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that product revenues for the first quarter of 2001 are expected to be down approximately 30% from the fourth quarter of 2000, with an expected loss per share of 13 —15 cents, excluding restructuring charges, amortization of goodwill and other intangibles.

      Previously the Company had expected a sequential product revenue reduction of 18% —20% and earnings per share between breakeven and a 3 cent loss. In the fourth quarter of fiscal 2000, the Company reported product revenues of $491 million and net income of approximately $21 million, or 12 cents per share, excluding amortization of goodwill and other intangibles.

      Commenting on the near-term outlook, Steve Hanson, president and CEO of ON Semiconductor stated “Overall demand for our products continues to be soft. Customers continue to delay or cancel bookings in order to manage their inventories in line with their incoming business. Consequently, orders for the current quarter are trending below the fourth quarter of 2000. Our customers are unable to give us much visibility as to expected requirements. As a result, we are managing our resources prudently, staying close to our customers for signals of an upturn and continuing our new product development efforts. From a cost perspective, as we discussed during our January 31, 2001 earnings call, we will be focusing on our cost structure to adapt to the lower revenue expectation and at the same time strengthen our competitive cost position. We expect to accomplish this primarily by accelerating our manufacturing moves into lower cost regions, transitioning higher-cost external supply to internal manufacturing, working with our materials suppliers to further lower cost, and aggressively streamlining our overhead.”

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ON Semiconductor Updates First Quarter Estimates
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About ON Semiconductor

      ON Semiconductor (Nasdaq: ONNN) is a global supplier of high-performance broadband and power management integrated circuits and standard semiconductors used in numerous advanced devices ranging from high-speed fiber optic networking equipment to the precise power management functions in today’s advanced portable electronics. For more information visit ON Semiconductor’s Web site at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

This press release includes “forward-looking statements” as that term is defined in the Private Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of manufacturing capacity, availability of raw materials, competitors’ actions relating to products and pricing, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, inability to reduce manufacturing and SG&A costs, risks associated with acquisitions, changes in management and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described under “Risk Factors” in the Registration Statement on Form S-1 and the Prospectus dated April 27, 2000 relating to our initial public offering, and other factors as listed from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.